Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER RESEARCH SERVICES AGREEMENT

(For Selected Products)

THIS MASTER RESEARCH SERVICES AGREEMENT (the “Agreement”) is made as of August 3, 2020 (the “Effective Date”), by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation, having an address of 4747 Executive Drive, Suite 1150, San Diego, CA 92121 (“Artiva”), and GREEN CROSS LABCELL CORPORATION, a Korean corporation, with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 446-850, 16924, Republic of Korea (“GCLC”).

RECITALS

WHEREAS, Artiva and GCLC are parties to that certain Option and License Agreement dated September 4, 2019, as amended on June 23, 2020 (the “Master Agreement’), and Artiva is engaged in the research and development of pharmaceutical products, including Exercised Selected Products (as defined in the Master Agreement) for which it has entered into Selected Product License Agreements (as defined in the Master Agreement) as provided for by the Master Agreement;

WHEREAS, the Master Agreement provides that Artiva has the right to engage GCLC to provide mutually agreed research services and manufacturing services for Exercised Selected Products pursuant to one or more written service agreements separately entered into between Artiva and GCLC;

WHEREAS, GCLC has personnel, expertise and facilities suitable for performing clinical and non-clinical research and development services on behalf of third parties;

WHEREAS, Artiva desires to engage GCLC to provide mutually agreed research services in support of the research and development of one or more of the Exercised Selected Products that it has licensed from GCLC under one or more Selected Product License Agreements, which services are outside of the R&D Program (as defined in the Master Agreement) but would be overseen by the JSC or JDC (as defined in the Master Agreement), as applicable, in accordance with the responsibilities and authority of the JSC and JDC set forth in the Master Agreement; and

WHEREAS, Artiva and GCLC desire to enter into this Agreement to govern the relationship between the parties and to define the conditions under which Artiva may engage GCLC for the services described above.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

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1. DEFINITIONS.

1.1 “Affiliate” means, with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Arbitrators” shall have the meaning set forth in Section 10.5.

1.3 “Arising Intellectual Property” shall have the meaning set forth in Section 5.2.

1.4 “Artiva Selected Product” shall mean a particular Artiva drug candidate that is an Exercised Selected Product under a Selected Product License Agreement as set forth in the Master Agreement, for which GCLC has agreed to conduct a Project, as identified with particularity in the applicable Work Order.

1.5 “C.F.R.” shall mean the Code of Federal Regulations, as amended.

1.6 “Claim” shall have the meaning set forth in Section 10.5.

1.7 “Confidential Information” shall have the meaning set forth in Section 6.1.

1.8 “GCLC Technology” shall have the meaning set forth in Section 5.3.

1.9 “ICDR” shall have the meaning set forth in Section 10.5.

1.10 “Materials” shall have the meaning set forth in Section 2.6.

1.11 “Project” shall have the meaning set forth in Section 2.2.

1.12 “Protocol” shall mean a written protocol, proposed by Artiva and approved in writing by GCLC, detailing the instructions for conducting a particular Project (or portion thereof). Each Protocol shall be attached to the applicable Work Order and incorporated therein. A Protocol may only be amended upon mutual agreement of the parties, which such amendment shall be attached to the original Protocol and incorporated therein.

1.13 “Regulatory Authority” shall mean any U.S. or foreign regulatory or governmental authority, such as the U.S. Food and Drug Administration, the European Medicines Agency, or any successor agency thereto.

1.14 “Results” shall have the meaning set forth in Section 2.5.

1.15 “Rules” shall have the meaning set forth in Section 10.5.

1.16 “Services” shall mean the particular tasks to be performed by GCLC for a given Project pursuant to this Agreement, as more fully set forth in the applicable Work Order.

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1.17 “U.S.C.” shall mean the United States Code, as amended.

1.18 “Work Order” shall mean that document for a given Project under which GCLC agrees to perform Services for such Project pursuant to this Agreement, as more fully described in Section 2.2.

1.19 “Work Product” shall mean any and all results (including Results) and products (interim and/or final) of the Services performed by GCLC, whether tangible or intangible, including, without limitation, each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including, without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice by GCLC, either solely or jointly with others, in the course and as a result of performing the Services; but excluding GCLC Background Technology.

2. SCOPE OF WORK.

2.1 Scope of Agreement. As a master form of contract, this Agreement allows the parties to contract for multiple Projects through the issuance of multiple Work Orders (as discussed in Section 2.2 below), without having to re-negotiate the basic terms and conditions contained herein.

2.2 Performance of Services. The specific research or development activities to be performed, or other services to be provided, by GCLC for each project under this Agreement (each, a “Project”) shall be separately specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). Each Work Order shall become effective only upon signature by both parties. Each Work Order shall set forth, upon terms mutually agreeable to the parties, the specific Services to be performed by GCLC, the timeline and schedule for the performance of such Services, and the compensation to be paid by Artiva to GCLC for the provision of such Services, as well as any other relevant terms and conditions. Any Protocol applicable to a particular Project shall be attached to, and is hereby incorporated by reference in, the corresponding Work Order. If a Project includes the development of specific Work Product, the specifications of such Work Product shall be set forth in the relevant Work Order. If a Project involves a clinical trial or any other study the results of which are expected or intended to be submitted to any Regulatory Authority, the relevant Work Order shall specify: (a) any particular laws, rules, regulations, guidelines and standards (e.g., current good laboratory practices and/or good clinical practices) of any Regulatory Authority or other body that GCLC agrees to comply with in performing such Project; and (b) any obligations of Artiva, as the sponsor of IND application and otherwise, pursuant to 21 C.F.R. § 312.50 or other applicable laws, rules and regulations in connection with such Project that GCLC agreed to assume from Artiva. There shall be no minimum or maximum number of Work Orders to be entered into under this Agreement. Each Work Order shall be subject to acceptance by GCLC and all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Work Order specifically states the parties’ intent that such Work Order control with respect to a particular matter. Any changes to a Work Order shall be in writing, executed by each party, attached to the original Work Order and incorporated therein.

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2.3 Compliance with Work Orders and Law. GCLC agrees to perform the Services set forth in each Work Order in a competent and professional manner and in strict accordance with the terms and conditions contained in this Agreement, the applicable Protocol(s) and such Work Order. Both parties hereto shall perform the obligations set forth herein in conformance with all applicable laws, rules and regulations, including, if applicable, current good laboratory practices and/or current good clinical practices. If government regulatory requirements applicable to any Work Order are changed, then Artiva shall notify GCLC of all such changed requirements, and GCLC shall comply with the new requirements. If compliance with new regulatory requirements necessitates a change in a Work Order, Artiva shall amend the Work Order and obtain GCLC’s written consent to such change prior to implementation.

2.4 Subcontractors. Save for subcontracting to its Affiliates, GCLC may not subcontract any of the Services under a Work Order without Artiva’s prior written consent, except to the extent expressly permitted by such Work Order. GCLC shall at all times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement.

2.5 Results. GCLC shall solely own all data generated by GCLC or its employees, agents, consultants, Artiva-approved subcontractors or other representatives in the course of conducting a Project, whether in written, graphic or electronic form or contained in any computer database or in any computer readable form (collectively, the “Results”). GCLC hereby confirms that such Results that fall within the definition of GCLC Core Technology or Selected Product Technology (each as defined in the Master Agreement) are included in the licenses granted to Artiva under the Master Agreement and the applicable Selected Product License Agreement, respectively. GCLC shall record, or cause to be recorded, all Results in a timely, accurate and complete manner. Copies of all Results collected shall be delivered to Artiva by GCLC in a timely manner throughout the performance of the Project and in accordance with the applicable Work Order. Subject to Section 9.6 of the Master Agreement, GCLC shall have the right to review, publish, disclose and use any Results as GCLC, in its sole discretion, deems appropriate, including, without limitation, in submission to a Regulatory Authority. Any copyrightable work created in connection with the performance of a Project and contained in or relating to the Results will not be considered a work made for hire, whether published or unpublished, and all rights therein shall be the property of GCLC as author and owner of copyright in such work. For purposes of clarification, this section shall apply to each Project individually.

2.6 Materials. Artiva shall provide, at no cost to GCLC, the applicable materials necessary for performance of a Project as specified in the applicable Work Order, which may include, without limitation, Artiva Selected Product (collectively, “Materials”), in amounts sufficient for the conduct of the Project. All such Materials shall remain the sole property of Artiva. GCLC shall use the Materials solely in furtherance of the Services in accordance with this Agreement and Work Orders, shall not deliver the Materials to, or use the Materials for the benefit of, any third party without the prior written consent of Artiva, and shall use the Materials in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, INCLUDING

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SECTION 9.1 HEREOF, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3. PAYMENT AND BUDGET.

3.1 Estimated Budget; Accounting. Except to the extent a Work Order provides for GCLC to perform Services on a fixed-fee basis, each Work Order shall contain an estimated budget for the performance of the Work Order, as well as additional terms and conditions relating to such estimated budget, and GCLC shall provide to Artiva, at intervals stated in each Work Order, an accounting of costs incurred and accrued to date for Services under the applicable Project.

3.2 Invoices; Payment. Unless otherwise agreed by the parties in writing, GCLC shall provide to Artiva for each Work Order one or more separate invoices (to be delivered at intervals specified in such Work Order), such invoice summarizing the Services performed during that period of time under that Work Order and the costs therefor. Artiva shall pay each invoice within [***] days of receipt thereof, in accordance with the applicable schedule of payments specified in such Work Order. Artiva shall not be obligated to pay any amounts in excess of the budget or other payments specified in a Work Order that have not been approved in writing by Artiva in advance.

3.3 Records Audit. Except to the extent a Work Order provides for GCLC to perform Services on a fixed-fee basis, Artiva and/or an independent accounting firm appointed by Artiva, at Artiva’s sole expense, shall have the right to audit GCLC’s financial records relating exclusively to expenses incurred by GCLC for a Project during the time such Project is ongoing under this Agreement and for [***] years thereafter; provided, that any such audit(s) shall be conducted upon reasonable advance notice to GCLC and during GCLC’s normal business hours.

4. REGULATORY.

4.1 Regulatory Inspections. If any Regulatory Authority conducts, or gives notice to GCLC of its intent to conduct, an inspection at GCLC’s facilities where any Project or Services are being performed or to take any other regulatory action with respect to any Project or Services, then except to the extent prohibited by law or otherwise impracticable, GCLC shall use best efforts to notify Artiva in writing prior to complying with such demand or request, and Artiva shall have the right to be present at any such inspections and shall have the opportunity to provide, review, and comment on any responses that may be required. GCLC shall promptly provide Artiva with a copy of the results from any regulatory inspection. Artiva shall bear any costs, fees, penalties and other imposts levied by any Regulatory Authority, if any, as a result of [***], in each case other than [***].

4.2 Site Visits by Artiva. Artiva or Artiva’s representatives may visit and/or meet with GCLC or Artiva-approved subcontractors at reasonable times and with reasonable frequency during normal business hours to observe the progress of the Project and review relevant records. GCLC shall assist Artiva in scheduling such visits.

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4.3 Record-Keeping. GCLC shall maintain records of documents, information, data and materials used or generated in performance of the Services (including, without limitation, Work Product and Arising Intellectual Property) in a professional manner so as to permit Artiva to review such records pertinent to the Project in accordance with this Section 4.3 without disclosing to Artiva any third party confidential or proprietary information or other information of GCLC unrelated to the Project. Designated representatives of Artiva shall, upon reasonable notice to GCLC, have access to and shall be permitted to review all such records during the term of this Agreement and during the applicable retention period specified in Section 4.4. Upon Artiva’s reasonable request, GCLC shall provide to Artiva a copy of any or all such records.

4.4 Retention of Records. Notwithstanding the provisions of Article 6, GCLC may retain in its possession copies of any and all data, documents or information related to the performance of this Agreement, in addition to as required for regulatory, legal or insurance purposes. Except as expressly set forth in any Work Order(s), GCLC shall maintain records relating to the Services under any Work Order until the later of: (i) the [***] anniversary of completion of such Services; and (ii) expiration of the minimum retention period required by applicable laws, rules and regulations.

5. OWNERSHIP OF INTELLECTUAL PROPERTY.

5.1 Rights under Master Agreement and Selected Product License Agreements. Each party understands and agrees that this Agreement does not modify the ownership or rights of GCLC, nor the rights granted to Artiva, with respect to the GCLC Core Technology and Selected Product Technology (each as defined in the Master Agreement) as established pursuant to the Master Agreement and the Selected Product License Agreements. Moreover, each party understands and agrees that this Agreement does not modify the ownership or rights of GCLC, nor the rights granted to Artiva, with respect to the technology invented, conceived or developed by GCLC based on GCLC Core Technology and Selected Product Technology.

5.2 Work Product. Unless otherwise agreed by the parties in a Work Order, all right, title and interest in and to Work Product generated in the performance of work conducted under this Agreement by GCLC’s employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other representatives of Artiva, including all patent and other intellectual property rights therein (the “Arising Intellectual Property”), shall be owned solely by GCLC. GCLC hereby confirms that such Arising Intellectual Property (including, without limitation, Work Product and Results) that fall within the definition of GCLC Core Technology or Selected Product Technology are included in the licenses granted to Artiva under the Master Agreement and the applicable Selected Product License Agreement, respectively. Upon request of GCLC, Artiva and all employees, agents, consultants

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and subcontractors of Artiva shall sign and deliver to GCLC all writings and do all such things as may be necessary or appropriate to vest in GCLC all right, title and interest in and to such Work Product and Arising Intellectual Property. Unless provided otherwise in the Master Agreement or the applicable Selected Product License Agreement, GCLC may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Work Product. Upon the request of GCLC, and at GCLC’s expense, Artiva shall assist GCLC in the preparation, filing and prosecution of such patent applications and shall execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable GCLC to file and prosecute such patent applications in any country.

5.3 GCLC Technology. Notwithstanding anything to the contrary contained in this Agreement or any Work Order, Work Product shall exclude (a) any GCLC proprietary technology existing prior to the Effective Date or that is developed or acquired by GCLC independent of the Services performed pursuant to this Agreement (“GCLC Background Technology”) and (b) any modifications, enhancements or improvements to GCLC Background Technology that are developed solely by GCLC in the course of performing the Services, are generally applicable to GCLC’s business and not specific to any Artiva Selected Product, and do not use or incorporate any Confidential Information of Artiva (“GCLC Improvements” and, collectively with GCLC Background Technology, “GCLC Technology”), and, as between the parties, all GCLC Technology shall be and remain the sole and exclusive property of GCLC.

6. CONFIDENTIALITY.

6.1 Confidential Information. For purpose of this Agreement, “Confidential Information” shall mean any and all information disclosed or made available by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether in oral, written, graphic, electronic or other form. However, notwithstanding the foregoing, all Results, other Work Product and Arising Intellectual Property shall be deemed Confidential Information of both parties hereunder and under the Master Agreement.

6.2 Exceptions. Confidential Information of a Disclosing Party shall not include any information that the Receiving Party can demonstrate by competent evidence: (a) is or becomes publicly known other than as a result of any breach of this Agreement by the Receiving Party; (b) is disclosed to the Receiving Party on a non-confidential basis by a third party who rightfully possesses the information; (c) was known to the Receiving Party prior to its first receipt from the Disclosing Party (provided that the exception set forth in this clause (c) shall not apply to Results, other Work Product or Arising Intellectual Property); or (d) was independently developed by the Receiving Party outside the scope of this Agreement and without use of or reference to the Confidential Information of the Disclosing Party.

6.3 Confidentiality Obligation. During the term of this Agreement and for a period of [***] years thereafter, the Receiving Party shall maintain all Confidential Information of the Disclosing Party as confidential and shall not disclose any such Confidential Information or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 6.4, or (c) to its employees, agents, consultants, Artiva- approved subcontractors and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons are under obligations regarding

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the confidentiality of the Confidential Information and the ownership of Work Product and Arising Intellectual Property that are consistent with, and no less protective to Artiva than, the terms of this Agreement. The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, agents, consultants, Artiva-approved subcontractors and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.4 Authorized Disclosure. Notwithstanding the provisions of Section 6.3, the Receiving Party may disclose Confidential Information of the Disclosing Party, without violating its obligations under this Agreement, to the extent the disclosure is required by applicable law or by a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, cooperates with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of the Confidential Information so disclosed.

6.5 Third Party Confidential Information. The Disclosing Party shall not disclose to the Receiving Party any confidential or proprietary information that belongs to any third party.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Mutual Representations and Warranties. Each party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, (c) this Agreement is binding upon it, (d) the terms of this Agreement are not inconsistent with its other contractual arrangements, and (e) it is not constrained by any existing agreement in providing complete disclosures to the other party concerning obligations to be performed under this Agreement.

7.2 GCLC Representations and Warranties. GCLC represents and warrants that: (a) GCLC will render the Services in accordance with high professional standards customary to its industry and in compliance with the terms of this Agreement, the terms of the Work Orders, and all applicable laws, rules and regulations; and (b) the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services. GCLC further represents and warrants that, as of the Effective Date, there are no pending warnings (i.e., warnings to which GCLC has not responded) issued to GCLC by any Regulatory Authority relating to services it has provided to third parties relating to any clinical trial.

7.3 No Debarment. The mutual covenant in Section 11.3(a) of the Master Agreement is incorporated by reference herein and deemed to also apply with respect to the performance of the Services by GCLC and the use of the Work Product and Arising Intellectual Property by Artiva.

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7.4 Anti-Bribery. Each party represents, warrants and covenants that it and its officers, employees, directors, consultants, contracts and agents, in connection with the performance of its respective obligations under this Agreement, shall not cause the other party to be in violation of any applicable anti-bribery legislations anywhere in the world.

7.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.6 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 7.6 shall not be construed to limit either party’s indemnification obligations under Article 9.

8. TERM AND TERMINATION.

8.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 8, shall expire on the fifth (5th) anniversary of the Effective Date, except that if Services under any Work Order are in progress on the fifth (5th) anniversary of the Effective Date, such Work Order shall continue to be governed by the terms of this Agreement, which terms shall remain in effect beyond the expiration of this Agreement solely with respect to such Work Order until completion of such Services or the earlier termination of such Work Order.

8.2 Termination of Agreement for Material Breach. A party may terminate this Agreement or any Work Order for material breach of this Agreement by the other party upon 30 days’ written notice specifying the nature of the breach, unless the breaching party cures such material breach prior to the expiration of such 30-day period. If such notice of breach is for breach of a Work Order, such notice shall note the specific Work Order under which such breach is claimed.

8.3 Termination of Agreement At Will. Artiva may terminate this Agreement or any Work Order without cause upon 90 days’ prior written notice to GCLC. Either party may terminate this Agreement immediately upon written notice to the other party if the other party is in breach of Section 7.3. In addition, GCLC may terminate this Agreement without cause upon 90 days’ prior written notice to Artiva. Notwithstanding the foregoing, if Services under any Work Order are in progress on the date on which GCLC gives notice under this Section 8.3, then, at Artiva’s option, termination under this Section 8.3 shall not be effective until the later of (a) the end of the 90 day notice period set forth in the preceding sentence, or (b) the date on which the Services provided under the Work Order have been completed.

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8.4 Consequences of Termination. In the event of early termination of any individual Work Order for a Project, or in the event of termination of this Agreement and all Work Orders for all Projects for whatever reason, Artiva shall pay to GCLC all sums owing to GCLC for Services completed up to the effective termination date of such Work Order(s) and all non-cancelable obligations reasonably incurred before the effective date of termination pursuant to such Work Order(s) within 30 days after the effective date of termination. Subject to the preceding sentence, GCLC shall refund to Artiva any prepaid amounts not earned by GCLC prior to the date of such termination, save in the case of termination of this Agreement by Artiva at will under Section 8.3 above, in which event, the parties shall mutually discuss in good faith any compensation and costs payable to GCLC for [***].

8.5 Survival. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 2.5, 2.6, 3.3, 4.1, 4.3, 4.4, 7.5, 7.6, 8.4 and 8.5 and Articles 5, 6 and 9 shall survive expiration or termination of this Agreement.

9. INDEMNIFICATION.

9.1 Artiva Indemnification. Artiva hereby agrees to save, defend, indemnify and hold harmless GCLC and its officers, directors, employees, consultants and agents (“GCLC Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such GCLC Indemnitee may become subject as a result of any suit, claim, demand, action or other proceeding by any third party (in each case, a “Third Party Claim”), to the extent such Losses arise out of: (a) the material breach by Artiva of any representation, warranty, covenant or agreement made by it under this Agreement; (b) the gross negligence or willful misconduct of any Artiva Indemnitee (as defined below); (c) the development, manufacture, use, handling, storage, sale or other disposition of any Artiva Selected Product or the exploitation of Work Product by or on behalf of Artiva or (d) the use of Materials by GCLC in connection with the Services in accordance with the Protocol and Artiva’s instructions, or with respect to any deficiency or defect in Materials; except, in each case, to the extent such Losses result from the material breach by GCLC of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of any GCLC Indemnitee.

9.2 GCLC Indemnification. GCLC hereby agrees to save, defend, indemnify and hold harmless Artiva and its officers, directors, employees, consultants, contractors and agents (“Artiva Indemnitees”) from and against any and all Losses to which any such Artiva Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of the material breach by GCLC of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any GCLC Indemnitee; except, in each case, to the extent such Losses result from the material breach by Artiva of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Artiva Indemnitee.

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9.3 Indemnification Procedures. A party claiming indemnification under this Article 9 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees and agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor ofany of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein without the Indemnitee’s prior written consent. The Indemnitee may not settle any Third Party Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Section 9.3. The Indemnitee may participate in such defense by counsel of its own selection and at its own expense.

9.4 Conflict of Interest. Notwithstanding anything to the contrary contained in this Agreement, if a conflict of interest exists between the parties with respect to a Third Party Claim for which indemnification is sought by one or both parties, or if the assumption and conduct of the defense by the Indemnitor would adversely affect the Indemnitee in any manner or prejudice its ability to conduct a successful defense, then the Indemnitee may be separately represented with respect to such Third Party Claim by legal counsel reasonably acceptable to the Indemnitor and at the Indemnitor’s expense.

9.5 Insurance. GCLC, at its own expense, shall secure and maintain in full force and effect throughout the term of this Agreement insurance coverage for general, professional and contractual liability (including errors and omissions coverage) in commercially reasonable amounts in light of GCLC’s obligations hereunder with a reputable A-rated insurance company. In addition, GCLC shall secure and maintain in full force and effect throughout the term of this Agreement workers’ compensation insurance in the amount required by the laws of any country in which any of GCLC’s employees performing Services hereunder are located. GCLC shall provide a certificate of insurance evidencing the required coverage under this Section 9.5 to Artiva upon request. Notwithstanding, it is understood that such insurance shall not be construed to create a limit of Artiva’s liability with respect to its indemnification obligation under this Article 9 or any other liability to compensate GCLC under this Agreement.

10. GENERAL PROVISIONS.

10.1 No Implied Licenses. No right or license is granted under this Agreement by either party to the other, either expressly or by implication, except those specifically set forth herein.

10.2 Independent Contractor Relationship. GCLC’s relationship with Artiva is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Each party is not an agent of thevother party and is not authorized to make any representation, contract, or commitment on behalf of such other party. Each party shall be responsible for all of its tax returns and payments required to be filed with or made to any national, state or local tax authority with respect to transaction contemplated under this Agreement.

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10.3 Use of Names. Neither party shall use the other party’s name or the names of the other party’s employees in any advertising or sales promotional material or in any publication without prior written permission of the other party. However, in its use of the Work Products and/or Arising Intellectual Property with or towards any third party, Artiva shall clearly indicate that the ownership of any and all intellectual property rights thereof belongs to GCLC if and as required by the Master Agreement and/or Selected Product License Agreement.

10.4 Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that Artiva may assign this Agreement without GCLC’s consent in connection with the transfer or sale of all or substantially all of the business of Artiva to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 10.4 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns.

10.5 Dispute Resolution. The parties agree that any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement, that is not resolved by mutual written agreement of the parties (a “Claim”), shall, upon the written request of either party to the other party, be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with the then-effective provisions of its International Arbitration Rules (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 10.5. Capitalized terms used but not otherwise defined in this Section 10.5 shall have the meanings provided in the Rules. The parties agree that:

(a) The arbitration shall be conducted by three (3) arbitrators (the “Arbitrators”), none of whom shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. Each party shall appoint one Arbitrator within [***] days after submission of the Answer to the Notice of Arbitration, and the two-party appointed shall appoint a third Arbitrator, who shall serve as chair of the tribunal, within [***] days after the appointment of the later-appointed Arbitrator. If any of the Arbitrators are not appointed within the time prescribed above, then the ICDR shall appoint the Arbitrator(s) in accordance with its International Arbitration Rules.

(b) The arbitration and all associated discovery proceedings and communications shall be conducted in English. The seat of the arbitration shall be Singapore. The Award rendered by the Arbitrators shall be final, binding and non appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damage. The Arbitrators will, in rendering their decision, apply the substantive law of the laws of the State of New York, U.S., excluding its conflicts of laws principles. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrators.

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(c) Notwithstanding the foregoing, nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may apply to the Arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Except to the extent necessary to confirm an award or as may be required by applicable laws, neither party nor any Arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

10.6 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., without regard to conflicts of law rules.

10.7 Entire Agreement; Amendment. This Agreement, including its Exhibits (if any) and Work Orders, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter, except, for the avoidance of doubt, the Master Agreement and the Selected Product Agreements. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

10.8 Non-Waiver. No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be executed by an authorized officer of the waiving party.

10.9 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties’ intent in entering into this Agreement.

10.10 Notices. Any notice required or permitted to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier or by electronic mail, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed by international courier, seven (7) days after the date of postmark;

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(c) if delivered by international express courier, three (3) days after the date of pick up; or (d) if delivered by electronic mail, upon confirmation of transmission.

If to Artiva:	Artiva Biotherapeutics, Inc.
4747 Executive Drive, Suite 1150
San Diego, CA 92121
USA
Attention: Chief Executive Officer Email: [***]

If to GCLC:	Green Cross LabCell Corporation
107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si,
Gyeonggi-do, 446-850, 16924, Republic of South Korea.
Attention: Chief Executive Officer
Email: [***]

10.11 Force Majeure. In the event of a delay caused by inclement weather, fire, flood, epidemic, quarantine, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, the parties may, in their sole discretion, amend this Agreement or any Work Order, as appropriate, by mutual written agreement.

10.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed via electronic signature or via the exchange of signed portable document format (“PDF”) versions of this Agreement. Such electronic signatures, and signatures on PDF versions of this Agreement, will be considered the legally binding equivalent of wet-ink, original, hand-written signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the Effective Date.

ARTIVA BIOTHERAPEUTICS, INC.		GREEN CROSS LABCELL CORPORATION

By:	/s/ Thomas J. Farrell	By:	/s/ Dae-Woo Park
Name:	Thomas J. Farrell	Name:	Dae-Woo Park
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	8/2/2020	Date:	8.3.2020

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